Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262105

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated April 21, 2022)

BuzzFeed, Inc.
112,304,633 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying Convertible Notes
292,500 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1, as amended (No. 333-262105). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with Securities and Exchange Commission on November 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 112,304,633 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (A) up to (i) 109,094,037 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) and shares of Class A common stock issuable upon conversion of shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 3, 2021, between us and certain of the Selling Securityholders granting such holders registration rights with respect to such shares; (ii) 3,210,596 shares of Class A common stock issuable following the exercise or settlement of certain stock options and restricted stock units; (iii) 15,637,500 shares of Class A common stock reserved for issuance upon the conversion of convertible senior notes; and (iv) 9,875,833 shares of Class A common stock issuable upon the exercise of warrants; and (B) 292,500 warrants, consisting of (a) 259,167 Private Placement Warrants and (b) 33,333 Working Capital Warrants.

Our Class A common stock and warrants are listed on the Nasdaq Capital Market under the symbols “BZFD” and “BZFDW,” respectively. On November 11, 2022, the last reported sales price of our Class A common stock and the warrants were $1.68 per share and $0.12 per warrant, respectively.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 11, 2022

BuzzFeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 East 18th Street

New York, New York 10003

(Address of registrant’s principal executive offices, and zip code)

(646) 589-8592

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BZFDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Chief Legal Officer

On November 11, 2022, Rhonda Powell announced her intention to resign as Chief Legal Officer and Corporate Secretary of BuzzFeed, Inc. (the “Company”), effective January 2, 2023, in order to pursue other opportunities outside of the Company.

(c) Appointment of Chief Legal Officer

On November 11, 2022, the Company further announced that David Arroyo would be appointed as Chief Legal Officer and Corporate Secretary of the Company to succeed Ms. Powell. Mr. Arroyo is currently Senior Vice President, Chief Compliance Officer and Head of Litigation at the Company. His appointment will become effective on January 2, 2023.

Mr. Arroyo has more than 25 years of experience in news, cable television, digital publishing and large law firm practice, most recently as Senior Vice President, Chief Compliance Officer & Head of Litigation at the Company, which he joined in2019. Prior to joining BuzzFeed, Mr. Arroyo was Senior Vice President, Global Head of Compliance at Discovery, Inc. from 2018 to 2019. Previously, he spent 14 years at Scripps Networks Interactive, Inc. as Senior Vice President, Business & Legal Affairs and Chief Ethics & Compliance Officer from 2016 to 2018; Senior Vice President, Legal Affairs and Internal Audit from 2014 to 2016; Senior Vice President, Legal Affairs from 2012 to 2014; Vice President, Legal Affairs from 2007 to 2012 and Director, Legal Affairs from 2004 to 2007. Before joining Scripps Networks, Mr. Arroyo worked at Gibson, Dunn & Crutcher LLP and Kirkland & Ellis LLP and served as a Law Clerk to U.S. District Court Judge James G. Carr. Mr. Arroyo graduated from Duke University with a Bachelor of Arts, Political Science and Public Policy and from the University of Michigan Law School with a Juris Doctor.

Item 9.01. Financial Statement and Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 14, 2022
BuzzFeed, Inc.

		By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer